Exhibit 99.1

THE COCA-COLA COMPANY

2014 EQUITY PLAN

ARTICLE 1

PURPOSE

1.1.                            GENERAL.  The purpose of The Coca-Cola Company 2014 Equity Plan is to promote the success and enhance the value of The Coca-Cola Company by linking the personal interests of employees, officers and directors of the Company to those of Company shareowners and by providing such persons with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS

2.1.                            DEFINITIONS.  As used in this plan, the following words and phrases shall have the following meanings:

“Affiliate” means any Subsidiary or any entity that has an ongoing contractual relationship with the Company or a Subsidiary that provides such entity the rights to manufacture, sell and/or distribute brands of which the trademark is owned by the Company or a Subsidiary.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, made to an Eligible Participant under the Plan.

“Award Agreement” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Award Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.

“Board” means the Board of Directors of the Company.

“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the 1934 Act, provided that such a change in control shall be deemed to have occurred at such time as (i) any person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareowners of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the shareowners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger or consolidation is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change in Control would otherwise be deemed to have occurred, a majority of the Board in office prior to the acquisition of the securities by such person determines otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

“Committee” means the Compensation Committee of the Board.

“Company” means The Coca-Cola Company, a Delaware corporation, and its successors.

“Continuous Service” means the absence of any interruption or termination of service as an employee, officer or director of the Company or any Affiliate, as applicable; Continuous Service will not be interrupted under any of the following cases:

(i)	a Participant transfers employment, without interruption, between the Company and an Affiliate or between Affiliates,
(ii)

in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Subsidiary, but only if the Committee determines before the transaction closes that it will not result in an interruption of service; or

(iii)

the Participant is granted an unpaid leave of absence authorized in writing by the Company prior to its commencement that does not exceed twelve months. The Committee has final and conclusive authority to determine whether any other leave of absence constitutes a termination of Continuous Service. Any other leave of absence granted to a Participant must constitute a “bona fide leave of absence” under Treas. Reg. Section 1.409A-1(h) if the Participant’s Award is subject to Code Section 409A.

“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

“Disability” means a condition for which the Participant becomes eligible for a disability benefit under the long term disability insurance policy issued to the Company providing basic long term disability insurance benefits pursuant to
The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan which hereafter may be maintained by the Company, whether or not the Participant is covered by such plan.  In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

“Dividend Equivalent” means a right granted to a Participant under Article 12.

“Effective Date” has the meaning assigned such term in Section 3.1.

“Eligible Participant” means an employee, officer or director of the Company or any Subsidiary.

“Exchange” means the New York Stock Exchange, or if the Stock is no longer listed on the New York Stock Exchange, any national securities exchange on which the Stock may from time to time be listed.

“Fair Market Value,” on any date, means (i) the average of the high and low market prices at which a share of Stock shall have been sold on the date of the Award, or on the next preceding trading day if such date was not a trading date, as reported on the New York Stock Exchange Composite Transactions listing, or (ii) if the Stock is not listed on the New York Stock Exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

“Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of the Exchange, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Code Section 162(m).

“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or a Subsidiary.

“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.

“Other Stock-Based Award” means a right granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

“Participant” means an individual to whom an Award has been made under the Plan.

“Performance Award” means any award made under the Plan pursuant to Article 10.

“Plan” means The Coca-Cola Company 2014 Equity Plan, as amended from time to time.

“Prior Plans” means The Coca-Cola Company 1999 Stock Option Plan, The Coca-Cola Company 2002 Stock Option Plan, The Coca-Cola Company 2008 Stock Option Plan, The Coca-Cola Company 1983 Restricted Stock Award Plan,
The Coca-Cola Company

1989 Restricted Stock Award Plan, Coca-Cola Enterprises Inc. 2001 Stock Option Plan, Coca-Cola Enterprises Inc. 2004 Stock Award Plan and Coca-Cola Enterprises Inc. 2007 Incentive Award Plan.

“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Award Date.

“Qualified Business Criteria” means one or more of the business criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash subject to 14.2) in the future, which right is subject to certain restrictions and to risk of forfeiture.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C) or any successor provision thereto.

“Shares” means shares of the Stock.  If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 15), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

“Stock” means the $0.25 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

“Subsidiary” means any corporation, limited liability company, partnership or other entity, of which 50% or more of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Substitute Award” means an Award under Section 14.9 of the Plan.

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1.                            EFFECTIVE DATE.  Subject to the approval of the Plan by the Company’s shareowners within 12 months after the Plan’s adoption by the Board, the Plan will become effective on February 20, 2014, the date the Plan was adopted by the Board (the “Effective Date”).

3.2.                            TERMINATION OF PLAN.  Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the Company’s 2024 annual shareowners’ meeting or, if the shareowners approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval.  The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4

ADMINISTRATION

4.1.                            COMMITTEE.  The Plan shall be administered by the Committee.  It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are Covered Employees or are reasonably anticipated to become Covered Employees during the term of the Award.  However, the mere fact that a Committee member fails to qualify as an Independent Director or fails to abstain from such action shall not invalidate any Award made by the Committee if the Award is otherwise validly made under the Plan.

4.2.                            ACTION AND INTERPRETATIONS BY THE COMMITTEE.  The Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.  The Committee’s interpretation of the Plan, any Awards made under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.  No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3.                            AUTHORITY OF COMMITTEE.  Except as provided in Section 4.1 and 4.4 hereof, the Committee has the exclusive power, authority and discretion to:

(a)                                 Make Awards;

(b)                                 Designate Participants;

(c)                                  Determine the type or types of Awards to be made to each Participant;

(d)                                 Determine the number of Awards to be made and the number of Shares or dollar amount to which an Award will relate;

(e)                                  Determine the terms and conditions of any Award made under the Plan;

(f)                                   Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)                                  Decide all other matters that must be determined in connection with an Award;

(h)                                 Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i)                                     Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)                                    Amend the Plan or any Award Agreement as provided herein; and

(k)                                 Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards made to Participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

Notwithstanding any of the foregoing, Awards made to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 5.4 hereof, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors.  The Committee may not make other discretionary grants hereunder to Non-Employee Directors.

4.4.                            DELEGATION.

(a)                                 Administrative Duties.  The Committee may delegate to one or more of its members or to one or more officers of the Company or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)                                 Special Committee.  The Committee may delegate to a special committee, consisting of one or more Independent Directors, the authority, within specified parameters as to the number and terms of Awards, to make Awards under this Plan, including to (i) designate officers and/or employees of the Company or any of its Subsidiaries to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to the Awards made to Eligible Participants (a) who are subject to Section 16(a) of the 1934 Act at the Award Date, or (b) who as of the Award Date are Covered Employees or are reasonably anticipated to be become Covered Employees during the term of the Award.  The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1.                            NUMBER OF SHARES.  Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 500,000,000, which includes 66,948,651 Shares that were available for future grant under the Prior Plans as of the Effective Date.  After the Effective Date, no further awards shall be made under the Prior Plans and the Prior Plans shall remain in effect only so long as awards made thereunder shall remain outstanding; provided, however, that Awards under Prior Plans may be made after the Effective Date subject to the following limitations: (1) 500,000 Shares under The Coca-Cola Company 1999 Stock Option Plan shall be reserved for future awards made to Eligible Participants located in the United Kingdom, (2) 1,000,000 Shares under The Coca-Cola Company 2008 Stock Option Plan and 150,000 Shares under The Coca-Cola Company 1989 Restricted Stock Award Plan shall be reserved for awards made to Eligible Participants located in China who are subject to the State Administration of Foreign Exchange rules, and (3) 1,700,000 Shares under The Coca-Cola Company 2008 Stock Option Plan and 250,000 Shares under                   The Coca-Cola Company 1989 Restricted Stock Award Plan shall be reserved for awards made in 2014 outside of the normal equity award cycle to Eligible Participants.

5.2.                            SHARE COUNTING.  Shares covered by an Award shall be subtracted from the Plan share reserve as of the Award Date as provided in subsection (a) below, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (b) through (h) of this Section 5.2.

(a)                                 Awards of Options and Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards, and Full Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 5.0 Shares for each Share covered by such Awards.

(b)                                 The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c)                                  Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d)                                 Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)                                  Shares repurchased on the open market with the proceeds from the exercise of an Option shall not again be made available for issuance under the Plan.

(f)                                   To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards made under the Plan.

(g)                                  Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance under the Plan.

(h)                                 Substitute Awards made pursuant to Section 14.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(i)                                     Subject to applicable Exchange requirements, shares available under a shareowner-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards made to individuals who were not employees of the Company or its Subsidiaries immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3.                            STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market and may be subject to restrictions deemed appropriate by the Committee.

5.4.                            LIMITATION ON AWARDS.  Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a)                                 Options.  The maximum number of Options granted under the Plan in any calendar year to any one Participant shall be for 3,000,000 Shares.

(b)                                 SARs.  The maximum number of Stock Appreciation Rights granted under the Plan in any calendar year to any one Participant shall be 3,000,000 with respect to Shares.

(c)                                  Performance Awards.  With respect to any one calendar year (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $20,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 1,000,000 Shares.  For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one calendar year is the total amount payable or Shares earned for the performance period divided by the number of calendar years in the performance period.

(d)                                 Awards to Non-Employee Directors.  The maximum aggregate number of Shares associated with any Award made under the Plan in any calendar year to any one Non-Employee Director shall be 25,000 Shares.

ARTICLE 6

ELIGIBILITY

6.1.                            GENERAL.  Awards may be granted only to Eligible Participants who are providing services to the Company or a Subsidiary.

ARTICLE 7

STOCK OPTIONS

7.1.                            GENERAL.  The Committee is authorized to grant Options to Eligible Participants on the following terms and conditions:

(a)                                 Exercise Price.  The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.9) shall not be less than the Fair Market Value as of the Award Date.

(b)                                 Prohibition on Repricing.  Except as otherwise provided in Article 15, without the prior approval of the shareowners of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)                                  Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e); provided, however, that, except in the event of a Change in Control, Disability or death of the Participant, no award shall provide that an Option shall be exercisable in whole or in part for a period of twelve months from Award Date.  The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)                                 Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants.  As determined by the Committee at or after the Award Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.

(e)                                  Exercise Term.  No Option granted under the Plan shall be exercisable for more than ten years from the Award Date.

(f)                                   No Deferral Feature.  No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)                                  No Dividend Equivalents.  No Option shall provide for Dividend Equivalents.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1.                            STOCK APPRECIATION RIGHTS.  The Committee is authorized to grant Stock Appreciation Rights to Eligible Participants on the following terms and conditions:

(a)                                 Right to Payment.  Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)                                 The Fair Market Value of one Share on the date of exercise; over

(2)                                 The base price of the SAR as determined by the Committee and set forth in the Award Agreement, which shall not be less than the Fair Market Value of one Share on the Award Date.

(b)                                 Prohibition on Repricing.  Except as otherwise provided in Article 15, without the prior approval of the shareowners of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)                                  Time and Conditions of Exercise.  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part.  No SAR shall be exercisable for more than ten years from the Award Date.

(d)                                 No Deferral Feature.  No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)                                  No Dividend Equivalents.  No SAR shall provide for Dividend Equivalents.

ARTICLE 9

RESTRICTED STOCK AND STOCK UNITS

9.1.                            RESTRICTED STOCK AND STOCK UNITS.  The Committee is authorized to make Awards of Restricted Stock and Restricted Stock Units to Eligible Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

9.2.                            ISSUANCE AND RESTRICTIONS.  Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose.  These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.  Except as otherwise provided in an Award Agreement or any special Plan document governing an Award, a Participant shall have none of the rights of a shareowner with respect to Restricted Stock Units until Shares of Stock are released in settlement of such Awards.

9.3                               DIVIDENDS ON RESTRICTED STOCK UNITS.  In the case of Restricted Stock Units, the Participant shall not be entitled to receive dividends or Dividend Equivalents unless the Award Agreement specifically provides for such dividends or Dividend Equivalents, subject to Section 12.1.

9.4.                            FORFEITURE.  Subject to the terms of the Award Agreement and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5.                            DELIVERY OF RESTRICTED STOCK.  Shares of Restricted Stock shall be delivered to the Participant at the Award Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant.  If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10

PERFORMANCE AWARDS

10.1.                     PERFORMANCE AWARDS.  The Committee is authorized to make any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee.  Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards made to each Eligible Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.  All Performance Awards shall be evidenced by an Award Agreement or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2.                     PERFORMANCE GOALS.  The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee.  Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, a Subsidiary or a division, region, department or function within the Company or a Subsidiary.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.  The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the proposed modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1.                     OPTIONS AND STOCK APPRECIATION RIGHTS.  All Options and Stock Appreciation Rights granted to any Covered Employee are intended to qualify for the Section 162(m) Exemption as Qualified Performance-Based Awards even though they are not designated as Performance Awards.

11.2.                     PERFORMANCE AWARDS.  All Performance Awards granted to any Covered Employee are intended to qualify for the Section 162(m) Exemption as Qualified Performance-Based Awards even though they are not designated specifically as Performance Awards..  The Committee shall establish performance goals for such Award within the time period prescribed by Code Section 162(m) based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary:

•                  increase in shareowner value (e.g., total shareowner return);

•                  earnings per share;

•                  stock price;

•                  net income;

•                  return on assets;

•                  return on shareowners’ equity;

•                  cash flow;

•                  operating profit or operating margins;

•                  revenue growth of the Company;

•                  operating expenses;

•                  quality as determined by the Company’s Quality Index;

•                  economic profit;

•                  return on capital;

•                  return on invested capital;

•                  earnings before interest, taxes, depreciation and amortization;

•                  goals relating to acquisitions or divestitures;

•                  unit case volume;

•                  operating income;

•                  brand contribution;

•                  value share of Non Alcoholic Ready-To-Drink segment;

•                  volume share of Non Alcoholic Ready-To-Drink segment;

•                  net revenue;

•                  gross profit;

•                  profit before tax;

•                  number of transactions;

•                  productivity; and

•                  service level.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate, and may be calculated for a single year or calculated on a compound basis over multiple years.  Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period.  Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

11.3.                     ACHIEVEMENT OF PERFORMANCE GOALS.  Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award must be at least twelve months and may be any longer period.  In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4.                     INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA.  The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5.                     CERTIFICATION OF PERFORMANCE GOALS.  Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.  Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1.                     GRANT OF DIVIDEND EQUIVALENTS.  The Committee is authorized to pay Dividend Equivalents with respect to Full-Value Awards made hereunder, subject to such terms and conditions as may be selected by the Committee.  Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee.  The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the end of the calendar year in which the corresponding dividends were paid to shareowners, or (B) the end of the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture).

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1.                     STOCK OR OTHER STOCK-BASED AWARDS.  The Committee is authorized, subject to limitations under applicable law, to make such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries.  The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1.                     AWARD AGREEMENTS.  Each Award shall be evidenced by an Award Agreement.  Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2.                     FORM OF PAYMENT FOR AWARDS.  At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine.  In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions.

14.3.                     LIMITS ON TRANSFER.  No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary.  No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

14.4.                     STOCK TRADING RESTRICTIONS.  All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock Agreement or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.5.                     TREATMENT UPON TERMINATION OF SERVICE.  The applicable Award Agreement or other special Plan document governing an Award shall specify the treatment of such Award upon the termination of a Participant’s Continuous Service.

14.6.                     EFFECT OF A CHANGE IN CONTROL.  The provisions of this Section 14.6 shall apply in the case of a Change in Control, unless otherwise provided in the Award Agreement or any special Plan document or separate agreement with a Participant governing an Award.

(a)                                 Awards Assumed or Substituted by Surviving Entity.  With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is involuntarily terminated other than for cause, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a pro rata payout to such Participant within 60 days following the date of termination of employment (unless a later date is required under Section 17.3), based upon the length of time (in days) within the performance period that has elapsed prior to the date of termination of employment.  Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement.

(b)                                 Awards not Assumed or Substituted by Surviving Entity.  Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the

Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the payout level attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a pro rata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time (in days) within the performance period that has elapsed prior to the Change in Control.  Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement.

14.7.                     ACCELERATION FOR OTHER REASONS.  Regardless of whether an event has occurred as described in Section 14.5 or 14.6 above, and subject to Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare.  The Committee may discriminate among Participants and among Awards made to a Participant in exercising its discretion pursuant to this Section 14.7.

14.8.                     FORFEITURE EVENTS.  Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.  In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.  The Company shall seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the Exchange.

14.9.                     SUBSTITUTE AWARDS.  The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a

Subsidiary of property or stock of the former employing corporation.  The Committee may direct that the substitute awards be made on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1.                     MANDATORY ADJUSTMENTS.  In the event of a nonreciprocal transaction between the Company and its shareowners that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price or base price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.  Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2                        DISCRETIONARY ADJUSTMENTS.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3                        GENERAL.  Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1.                     AMENDMENT, MODIFICATION AND TERMINATION.  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareowner approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareowner approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareowners of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2.                     AWARDS PREVIOUSLY MADE.  At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)                                 Subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)                                 The original term of an Option or SAR may not be extended without the prior approval of the shareowners of the Company;

(c)                                  Except as otherwise provided in Section 15.1, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the shareowners of the Company; and

(d)                                 No termination, amendment, or modification of the Plan shall adversely affect any Award previously made under the Plan, without the written consent of the Participant affected thereby.  An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3.                     COMPLIANCE AMENDMENTS.  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Board or the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award made under the Plan without further consideration or action.

16.4                        CORRECTION OF ERRORS.  Notwithstanding anything in any Award Agreement to the contrary, the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Award, including rescinding an Award erroneously granted, including, but not limited to, an Award erroneously granted to an individual who does not qualify as an Eligible Participant on the date of grant.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.4 to any Award made under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

17.1.                     RIGHTS OF PARTICIPANTS.

(a)                                 No Participant or any Eligible Participant shall have any claim to receive any Award under the Plan.  Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)                                 Nothing in the Plan, any Award Agreement or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)                                  Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

(d)                                 No Award gives a Participant any of the rights of a shareowner of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.2.                     WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy the Company’s federal, state, and local taxes withholding obligations (including any social tax obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  Unless otherwise determined by the Committee at the time the Award is made or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount that the Company determines is necessary to satisfy its withholding obligation.  All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3.                     SPECIAL PROVISIONS RELATED TO CODE SECTION 409A.  It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with the requirements of Code Section 409A.  The Plan and all Award Agreements shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

17.4.                     UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.  In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares with respect to Awards.  This Plan is not intended to be subject to ERISA.

17.5.                     RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.  Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareowner approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.6.                     FRACTIONAL SHARES.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.7.                     GOVERNMENT AND OTHER REGULATIONS.

(a)                                 Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)                                 Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee.  Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.  The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled.  The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.8.                     GOVERNING LAW.  To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

17.9.                     SEVERABILITY.  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.10.              NO LIMITATIONS ON RIGHTS OF COMPANY.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person.  If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award made to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being The Coca-Cola Company 2014 Equity Plan as adopted by the Board on February 20, 2014 and by the shareowners on April 23, 2014.

The Coca-Cola Company

By:	/s/ Ceree Eberly

Its:	Senior Vice President and
Chief People Officer

ADDENDUM ONE

For French Tax Residents and/or for French Employees affiliated to the French social security regime on a mandatory basis at Award Date

Options granted under The Coca-Cola Company 2014 Equity Plan to employees based in France (the “French Employees”) of the Subsidiaries of The Coca-Cola Company (the “Company”) may be granted under the terms of this Addendum One as follows:

1)             Notwithstanding any other provision of the Plan, options granted to any French Employee who is a consultant, an “Administrateur,” or a member of the “Conseil de Surveillance,” as these terms are defined in French Corporate law, and who does not have a work contract with the Company or its Subsidiaries will be deemed to have not been granted an option pursuant to this Addendum One.

2)             Notwithstanding any other provision of the Plan, the number of options offered through the Plan cannot exceed one third of the capital of the Company.

3)             Options may be granted only to French Employees who hold less than ten percent of the outstanding shares of the Company as of the Award Date.

4)             Notwithstanding any other provision of the Plan, any option with an exercise price on the date of grant of the option that is less than 80% of the average of the market value of the underlying share during the 20 trading days preceding the date of grant shall be deemed to have not been granted under this Addendum One.

5)             Notwithstanding any other provision of the Plan, options cannot be granted during the 20 trading days after the payment of a dividend or after an increase of capital reserved to the shareholders.

6)             Notwithstanding any other provision of the Plan, no options can be granted during the ten trading days preceding or following the publication of the annual financial consolidated account or the annual financial statement.

7)             Notwithstanding any other provision of the Plan, no options can be granted during the period starting the date the corporate management of the company is aware of information the publication of which could have a substantial consequence on the fair market value of the shares and ending ten trading days after the publication of this information.

8)             Notwithstanding any other provision of the Plan, the exercise price of an option shall be adjusted only upon the occurrence of the events strictly specified under Article L. 225-181 of the French Commercial Code. Any reduction by the Company, to the exercise price of an outstanding and unexercised option previously issued under this Addendum One, to the current fair market value of the underlying share shall be deemed to not have been an option granted under this Addendum One.

9)             Notwithstanding any other provision of the Plan, to the extent an option was exercisable by a French Employee at the time of his death, such option shall remain exercisable for a maximum period of six months from the date of the French Employee’s death (including death during/after Disability).

ADDENDUM TWO

For French Tax Residents and/or for French Employees affiliated to the French social security regime on a mandatory basis at Award Date

The Committee has determined that it is necessary and advisable to establish a subplan for the purpose of permitting Performance Awards to qualify for French specific tax and social security treatment.  Therefore, Performance Awards granted under the Plan to employees and officers of Related Companies in France (the “French Employees”) may be granted under the terms of this Addendum Two to the Plan and applying to the Award Agreement, provided that such Awards shall not have terms that would not otherwise be allowed under the general terms of the Plan.  The authorization to grant Awards under this Addendum Two shall be for a limited period ending on the date of the Company’s 2024 annual shareowners’ meeting.

1)             Unless otherwise defined herein, the terms defined in this Addendum Two shall have the same meanings as defined in the Plan and in the Award Agreement.  In the event of a conflict between the terms and conditions of the Plan, this Addendum Two and the Award Agreement, the terms and conditions of the Plan shall prevail except for the following additional terms that shall be defined as follows:

“Disability” means disability as determined in categories 2 and 3 under Article L. 341-4 of the French Social Security Code.

“Related Companies” means the companies within the meaning of Article L. 225-197-2 of the French Commercial Code or any provision substituted for same.

“Closed Period” means (i) ten quotation days preceding and the three quotation days following the disclosure to the public of the consolidated financial statements or annual statement of The Coca-Cola Company; or (ii) the period as from the date the corporate management entities (involved in the governance of the company, such as the Board, Committee, supervisory, in the case it would be disclosed to the public, significantly impact the quotation of the shares of the Company, until ten quotation days after the day such information is disclosed to the public.

2)             This Addendum Two shall be applicable to French Employees and corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés par actions) of a Related Company and who is a French tax resident and/or affiliated to the French social security regime on a mandatory basis at the Award Date.

3)             Any Awards granted under this Addendum Two shall include, either:

a.              An acquisition period of at least two years (at the end of which the shares are released to the French Employees) followed by a minimum two-year holding period (during which the Shares cannot be disposed of). As from the end of the holding period, the shares shall be freely transferable, subject to legal and regulatory provisions in force; or

b.              An acquisition period of at least four years (at the end of which the shares are released to the French Employees). Shares released shall be freely transferable, subject to legal and regulatory provisions in force.

4)            Awards may be granted only to French Employees who hold less than ten percent of the outstanding Shares of the Company at the Award Date, being specified that a grant cannot entitle a French Employee to hold more than ten percent of the outstanding Stock of the Company.

5)             The Shares (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of until the end of the two-year holding period following the release date, and (ii) shall, if the French Employee’s continuous employment with the Related Companies shall terminate for any reason (except as otherwise provided in items 9 and 10, herein) before the end of the performance period, be forfeited to the Company forthwith, and all the rights of the French Employee to such Award Agreement shall immediately terminate.

6)             Unless and until such time as Shares awarded are released to the French Employee, the French Employee shall have no ownership of the Shares allocated to the awards and shall have no right to vote and to receive dividends, if applicable, subject to the terms, conditions and restrictions described in the Plan, in the Award Agreement and herein.

7)             For compliance purpose with French law, the Shares granted shall not be transferable during the Closed Period.

8)             In the event of the death of a French Employee occurring prior to the release date, his/her heirs and assigns may claim the release of the Shares of the deceased French Employee within six months following the date of death. Thereafter, the award will lapse and be null and void. Provisions of the Award Agreement shall apply. However, the French Employee’s heirs shall not be bound by the holding period as defined in item 3 above, if any.

9)             In the event of the Disability of a French Employee occurring prior to the release date, the Shares will be issued and/or released to the French Employee within the period defined in the Award Agreement and following the acknowledgement by the Company of the Disability. The French Employee shall not be bound by the holding period as defined in item 3 above, if any.

10)      Any additional and specific condition to the grant of Shares shall be contained in the Award Agreement (i.e., Continuous Service, performance conditions, etc.).